Filed pursuant to Rule 433. Registration Statement Nos. 333-184147 and 333-184147-01.

RBS

BUILDING TOMORROW™

Jim Thinks Global

Commodities - the "raw materials," "natural resources," "hard assets," and "real things" that are the essentials of not just your life but the lives of everyone in the world. - Jim Rogers



Introducing the RBS Rogers Enhanced Commodity Exchange Traded Notes ("RBS ETNs"):

- Designed in cooperation with prominent stock market and commodities investor Jim Rogers and RBS
- Provides commodity exposure on the basis of expected economic global demand
- Attempts to track price changes in individual commodities within the energy, industrial metals, precious metals and agriculture sectors by tracking futures contracts with varying maturities
- Designed to take into account seasonality, cyclicality, liquidity, and term structure of the futures contracts for the commodity components.

RBS Rogers Enhanced ETNs

RBS Rogers Enhanced Commodity ETN	RGRC
RBS Rogers Enhanced Agriculture ETN	RGRA
RBS Rogers Enhanced Energy ETN	RGRE
RBS Rogers Enhanced Precious Metals ETN	RGRP
RBS Rogers Enhanced Industrial Metals ETN	RGRI

Jim Rogers Knows Commodities Webinar

You're invited to join us on Wednesday, December 5, 2012 at 4pm ET.

- Hear Jim's latest insights.
- Learn more about the RBS Rogers Enhanced Commodity ETNs
- Obtain 1 CFP CE credit

Please Register at

For more information:
www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877) http://pacerfinancial.webex.com
                                                 Space is limited so this invitation is
                                                 on a first come first serve basis.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the RICI Enhanced(SM) Indices must increase by an amount sufficient to offset the aggregate investor fee applicable to the
RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS ETNs and the RICI

Enhanced(SM) Indices do not provide exposure to spot prices of the relevant commodities and, consequently, may not be representative of an investment that provides exposure to the spot prices of the relevant commodities or buying and holdng relevant commodities. The prices of commodities are volatile and are affected by numerous factors. The RICI Enhanced(SM) Indices may include futures contracts on non-U.S. exchanges and trading on such exchanges may be subject to different and greater risks than trading on U.S. exchanges. Even though the RBS
ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc and RBS Group have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).

The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests,
Inc. ("Beeland Interests"), James B. Rogers, Jr. or Diapason Commodities
Management SA ("Diapason"). Neither Beeland Interests, James B. Rogers, Jr. nor
Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this communication, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly. "Jim Rogers", "James
Beeland Rogers, Jr.", "Rogers", "Rogers International Commodity Index", "RICI",
"RICI Enhanced", "RICI Enhanced Agriculture", "RICI Enhanced Energy", "RICI
Enhanced Precious Metals", "RICI Enhanced Industrial Metals" and the names of all other RICI Enhanced Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr. The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests or James Beeland Rogers, Jr.
Neither Beeland Interests nor James Beeland Rogers, Jr. makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this pricing supplement, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES
OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS
INTERNATIONAL COMMODITY INDEX ("RICI"), THE RICI ENHANCED COMMODITY, ANY
SUB-INDEX THEREOF, OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY
LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO
WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS
ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI ENHANCED
COMMODITY, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS ETNS.
NEITHER BEELAND INTERESTS NOR ANY OF ITS AFFILIATES OR AGENTS, MAKES ANY EXPRESS
OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE
RICI, THE RICI ENHANCED COMMODITY, ANY SUB INDEX THEREOF, ANY DATA INCLUDED
THEREIN. WITHOUT LIMITING ANY

OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, DIAPASON OR ANY OF THEIR
RESPECTIVE AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR
INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF
NOTIFIED OF THE POSSIBILITY THEREOF.

Copyright [C] 2012 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of
RBS NV.

The Royal Bank of Scotland [C] 2012 rbs.com/etnus |   rbsm.com